EXHIBIT 99.1

Liberty Media International, Inc.
Third Quarter Supplemental Financial Information & 2004 Guidance

Important Notice: Liberty Media International, Inc. (LMI) (NASDAQ: LBTYA, LBTYB) Chairman, President and CEO, John Malone, will discuss LMI’s third quarter results in a conference call which will begin at 11:00 a.m. (ET) November 12, 2004. The call can be accessed by dialing (719) 457-2693 or (800) 310-6649 at least 10 minutes prior to the start time. Replays of the conference call can be accessed from 2:00p.m. (ET) on November 12, 2004 through 5:00 p.m. (ET) November 19, 2004, by dialing (719) 457-0820 plus the pass code 826283#. The call will also be broadcast live across the internet. To access the web cast go to http://www.libertymediainternational.com/investor_relations/default.htm. Links to this press release will also be available on the LMI web site.

Englewood, Colorado — On November 12, 2004, Liberty Media International, Inc. (NASDAQ: LBTYA, LBTYB) (LMI) filed its Form 10-Q with the Securities and Exchange Commission for the quarter ended September 30, 2004. This press release is being provided to supplement the information provided to investors in LMI’s Form 10-Q as filed with the SEC. The information in this release is not meant to serve as a release of financial results for LMI. For information regarding LMI’s financial results, investors should refer to LMI’s financial statements included in its Form 10-Q.

LMI owns interests in broadband distribution and content companies operating outside the U.S., principally in Europe, Asia, and Latin America. Our businesses include UnitedGlobalCom, Inc. (UGC), Jupiter Telecommunications Co., Ltd. (J-COM), Jupiter Programming Co., Ltd. (JPC), Liberty Cablevision of Puerto Rico Ltd. and Pramer S.C.A.

Following is summary financial information and a discussion of the results of our largest subsidiary and our two largest equity affiliates. To enable investors to better understand the results of these companies, this information presents 100% of the revenue and operating cash flow for UGC, J-COM and JPC even though we own less than 100% of these businesses. Unless otherwise noted, the following discussion compares financial information for the three months ended September 30, 2004 to the same period in 2003. Please see page 9 of this press release for how we define operating cash flow and a discussion of management’s use of this performance measure as well as a reconciliation of operating cash flow to operating income calculated in accordance with Generally Accepted Accounting Principles in the United States (GAAP) for the quarters ended September 30, 2004 and 2003 for the aforementioned businesses.

The selected financial information presented for J-COM and JPC was obtained directly from those equity affiliates. LMI does not control the decision-making processes or business management practices of its equity affiliates. Accordingly, LMI relies on the management of these affiliates and their independent auditors to provide accurate financial information prepared in accordance with generally accepted accounting principles that LMI uses in the application of the equity method. As a result, LMI makes no representations as to whether such information presented on a stand-alone basis has been prepared in accordance with GAAP. LMI is not aware, however, of any errors in or possible misstatements of the financial information provided to it by its equity affiliates that would have a material effect on LMI’s consolidated financial statements. Further, LMI could not, among other things, cause any noncontrolled affiliate to distribute to LMI its proportionate share of the revenue or operating cash flow of such affiliate.

OPERATING RESULTS

UnitedGlobalCom, Inc. (UGC) (53% / 90%)

LMI owned 53% of UGC as of September 30, 2004 and controlled 90% of the vote. UGC is a leading international broadband communications provider of video, voice, and Internet services with operations in 14 countries, 11 of which are in Europe. As a separate publicly traded company (NASDAQ: UCOMA), UGC reported its third quarter results on November 9, 2004.

	UGC
	Summary Financial Information
	(in US$)		(in primary functional currency)
	3Q04	3Q03	3Q04		3Q03
		(amounts in millions)
Revenue
UPC Broadband	$552	392		€452	347
VTR	75	59	CP	47,177	40,629
chellomedia	62	55
Eliminations & Other	(31)	(31)

Total Revenue	$658	475

Operating Cash Flow
UPC Broadband	$200	143		€163	127
VTR	26	19	CP	16,299	13,110
chellomedia	14	12
Other	2	(3)

Total Operating Cash Flow	$242	171

Operating Loss	$(7)	(34)

Outstanding Debt	$4,286	4,203

Operating Statistics (1)	(figures in thousands)
Homes Passed	15,510	12,167
Total Video Subscribers	9,076	7,408
Internet Subscribers	1,300	867
Telephone Subscribers	761	718
Total RGUs	11,137	8,993
Homes Receiving Service	8,739	N/A

(1)	Includes acquisition of Noos on July 1, 2004. See definitions in Supplemental Operating Information section on page 8.

Revenue for the three months ended September 30, 2004 was up 39% compared to the prior year. Excluding the impact of exchange rates and the July 1, 2004 acquisition of Noos (a cable operator in France), organic year-over-year revenue growth was approximately 10%. The increase was driven by higher average monthly revenue per unit (ARPU) and RGU growth.

Operating cash flow for the third quarter was $242 million, an increase of 41% compared to the prior year. Excluding the impact of exchange rate fluctuations and the acquisition of Noos, organic operating cash flow growth was approximately 20% for the period. UGC continues to benefit from organizational, operating, and network efficiencies, as the operating cash flow margin improved 60 basis points to 36.7% for the three months ended September 30, 2004.

Capital expenditures increased to $117 million for the quarter compared to $95 million in the same prior year period. The primary reason for the increase was higher spending on customer premise equipment due to RGU growth and exchange rate fluctuations. UGC expects full year capital expenditures to be under 20% of revenue.

Total RGUs, excluding Noos, were 9.4 million at September 30, 2004, an increase of 5% compared to September 30, 2003. For the three months ended September 30, 2004, UGC added 103,900 net new RGUs, excluding Noos, compared to 78,700 during the same period last year.

Jupiter Telecommunications Co., Ltd. (J-COM) (45.45%)

LMI owned 45% of J-COM at September 30, 2004. J-COM is Japan’s largest multiple system operator (MSO) based on the number of customers served. J-COM and its subsidiaries provide cable television, Internet access and telephony services in Japan.

	J-COM
	Summary Financial Information
	(in US$)		(in ¥)
	3Q04	3Q03	3Q04	3Q03
		(amounts in millions)
Revenue	$367	313	¥40,340	36,527
Operating Expenses	221	203	24,248	23,647

Operating Cash Flow	$146	110	¥16,092	12,880

Operating Income	$55	30	¥6,073	3,514

Third-Party Debt	$902	984	¥99,240	109,690
Shareholder Debt	1,133	1,345	124,601	149,894

Outstanding Debt	$2,035	2,329	¥223,841	259,584

Consolidated Operating Statistics (1)	(figures in thousands)
Total Video Subscribers	1,460	1,378
Internet Subscribers	680	557
Telephone Subscribers	676	475
Total RGUs	2,816	2,410
Managed Operating Statistics (1), (2)
Homes Passed (3)	6,829	5,935
Total Video Subscribers	1,569	1,483
Internet Subscribers	721	591
Telephone Subscribers	719	496
Total RGUs	3,009	2,570
Homes Receiving Service	1,839	1,698

(1)	See definitions in Supplemental Operating Information section on page 8.

(2)	In addition to consolidated systems, includes systems managed by J-COM that are owned by entities that are not consolidated with J-COM for financial reporting purposes. Excludes operating information from Chofu Cable, Inc. J-COM manages Chofu’s systems, but has no ownership interest in Chofu.

(3)	As a result of a mapping audit in June 2004, J-COM increased its 2004 cable homes passed by approximately 700,000.

Revenue increased 17% in the third quarter of 2004 compared to the corresponding quarter of 2003 due to increased distribution in all three services and substantial growth in Internet and telephony revenue. Excluding the effect of exchange rates, revenue increased 10%.

Operating cash flow increased 33% compared to the third quarter of last year due to the revenue increases combined with margin improvements associated with increased scale. Operating cash flow margins increased to 40% from 35%. Excluding the effect of exchange rates, operating cash flow increased 25%.

For managed systems, video subscribers increased 6%, Internet subscribers increased 22% and telephone subscribers increased 45%. Average monthly revenue per household receiving at least one service increased 4% to $65 (¥7,025) for the nine months ended September 30, 2004.

J-COM’s managed systems served approximately 1.8 million homes at September 30, 2004, an increase of 8% from September 2003, and services per household (total revenue generating units divided by total households served) rose from 1.51 to 1.64. Penetration of homes taking at least one service was 27% at September 30, 2004. Excluding the cable homes added in June 2004 as a result of the mapping audit, penetration of homes taking at least one service increased by 140 basis points.

Approximately 46% of J-COM’s customers subscribed to more than one service at September 30, 2004, which translated into approximately 843,000 homes with multiple services. The triple play service option (taking all three services available) has steadily increased to 18% of J-COM’s managed homes at September 30, 2004 compared to 12% at September 30, 2003. Nearly 100% of J-COM’s network operates at 750 MHz capacity.

At September 30, 2004, J-COM’s weighted average ownership of its managed RGUs was 79.3% compared to 78.4% at the same time last year.

Jupiter Programming Co., Ltd. (JPC) (50.0%)

LMI owned 50% of JPC at September 30, 2004. JPC is the largest multi-channel pay television programming and content provider in Japan based upon the number of subscribers receiving the channels. JPC currently owns or has investments in 15 channels.

	JPC
	Summary Financial Information
	(in US$)		(in ¥)
	3Q04	3Q03	3Q04	3Q03
		(amount in millions)
Revenue	$128	98	¥14,058	11,534
Operating Expenses	113	85	12,367	9,959

Operating Cash Flow	$15	13	¥1,691	1,575

Operating Income	$13	11	¥1,401	1,268

Outstanding Debt (1)	$57	59	¥6,307	6,625

Cumulative Subscribers (2) (in thousands)	44,708	41,222

(1)	Includes shareholder debt of $9 million at September 30, 2004 and 2003, respectively.

(2)	Includes subscribers at all consolidated and equity owned JPC channels. Shop Channel subscribers are stated on a full-time equivalent basis.

JPC’s revenue increased 31% in the third quarter of 2004 compared to the same quarter last year largely due to the increase in retail sales at Shop Channel and in subscription and advertising revenues at the other channels. Excluding the effect of exchange rates, revenue increased by 22%. Shop Channel, which is 70% owned by JPC, was the largest contributor generating approximately 87% of the increase during the quarter versus the corresponding period in 2003. This increase was driven by an 11% increase in full-time equivalent (“FTE”) homes and an increase of 14% in sales per FTE. In addition to the growth at

Shop Channel, subscribers grew by 10% at Movie Plus (formerly branded CSN), 10% at Golf Network, 8% at J-Sky Sports, 13% at Discovery, and 18% at Animal Planet.

JPC’s operating cash flow increased 15% for the quarter ended September 30, 2004 compared to the same quarter last year due to the revenue increase, partially offset by increased cost of goods sold, fulfillment, telemarketing, programming, marketing and general and administrative expenses. Excluding the effect of exchange rates, operating cash flow increased 7%.

Free Cash Flow

	For the nine months ended
	September 30, 2004
	UGC	J-COM	JPC
	(amounts in millions)
Net cash provided by operations	$473	357	31
Capital expenditures (1)	(293)	(299)	(44)

Free cash flow	$180	58	(13)

(1)	Capital expenditures for J-COM and JPC include equipment purchased under capital leases.

2004 OUTLOOK

UGC — 2004 Guidance Unchanged

Revenue estimates exclude the impact of foreign exchange rates and assume continued organic year-over-year growth and positive contribution from recent analog video rate increases in The Netherlands. Operating cash flow estimates assume continued organic year-over-year growth and foreign currency exchange rates of US$1.20 per €1 and 650CP per US$1.

For the full year 2004 versus 2003, UGC expects organic revenue growth of 10% and operating cash flow to increase at least 20%. Including the consolidation of Noos beginning July 1, 2004, UGC expects full year operating cash flow of at least $850 million.

J-COM — 2004 Guidance Increased

The following estimates assume continued subscriber growth, foreign currency exchange rates remain as that experienced in the third quarter of 2004 and continued cost control efforts, including programming costs.

For full year 2004 versus 2003, J-COM expects revenue to increase by high-teens % and operating cash flow to increase by approximately 30%.

JPC — 2004 Guidance Increased

The following estimates assume continued subscriber growth across all programming services, foreign currency exchange rates remain constant for the remainder of the year, increases in sales per home at Shop Channel and gross margins that are consistent with historical margins.

For full year 2004 versus 2003, JPC expects revenue to increase by high-20s% and operating cash flow to increase by approximately 50%.

CORPORATE & OTHER

Cash, Carrying Value of Non Strategic Holdings and Debt

	September 30, 2004	June 30, 2004
	(amounts in millions)
Consolidated Cash & Cash Equivalents	$1,739	1,397
LMI Non-Strategic Investments
News Corp. ADSs (1), (2)	$157	164
ABC Family Preferred	$407	390
Telewest Global, Inc. (3)	$91	253
UGC Non-Strategic Investments
SBS Broadcasting S.A.	$202	184
Consolidated Debt
Parent Debt	$—	117
UGC Debt	4,286	4,106
Other Subsidiary Debt	63	56

Consolidated Debt	$4,349	4,279

(1)	LMI has entered into a variable forward transaction with respect to this investment.

(2)	The 5.0 million News Corp. ADSs are to be converted into 10.0 million shares of News Corp.’s Class A non-voting common stock pursuant to News Corp.’s reincorporation from Australia to the United States.

(3)	On July 19, 2004, our investment in Telewest Communications plc Senior Notes and Senior Discount Notes was converted into shares of common stock of Telewest Global, Inc.

At September 30, 2004 and June 30, 2004, consolidated cash includes $982 million and $1,369 million, respectively, of cash at UGC.

Outstanding Shares

At September 30, 2004, there were approximately 175 million outstanding shares of LBTYA and LBTYB and 5 million shares of LBTYA and LBTYB reserved for issuance pursuant to stock options.

Other Items

During the third quarter, LMI sold 10.6 million shares of its Telewest common stock for aggregate proceeds of approximately $121 million. At September 30, 2004, LMI held 7.9 million shares of Telewest with the intent of selling these shares by the end of the year.

On October 11, 2004, LMI agreed to sell its interests in each of the individual direct-to-home satellite television platforms that make up Sky Latin America. LMI expects total proceeds of approximately $142 million as a result of this sale. Additionally, all of LMI’s obligations under certain transponder leases were terminated.

On October 25, 2004, LMI announced that it had agreed to acquire an indirect ownership interest in Belgian cable operator Telenet Group Holdings. Telenet is the largest cable operator in Belgium with 2.5 million RGUs located primarily in the Dutch speaking Flanders region of Belgium. The transaction is expected to close before the end of the year.

Also on October 25th, Chile’s antitrust tribunal announced, subject to certain conditions, the approval of the potential merger of VTR GlobalCom S.A. with Metropolis Intercom S.A. (M-I). VTR is a wholly-owned subsidiary of UGC and LMI owns a 50% ownership interest in M-I. LMI and UGC are studying the conditions set forth by the tribunal and the final terms and conditions of the proposed merger are subject to LMI and UGC board approval as well as approval by a committee of UGC’s independent directors.

The Company also announced today that its board of directors has authorized the Company to enter into derivative transactions from time to time on shares of its outstanding common stock, pursuant to which the Company would bear the economic risk of a decline in the market value of its common stock in an aggregate amount not to exceed $50 million. Such derivative transactions may consist of selling puts or purchasing and selling calls on the Company’s common stock and may be effected at management’s discretion based on its evaluation of market conditions and other factors.

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of the assets of Liberty Media International, Inc. included herein or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include, among others: the risks and factors described in the publicly filed documents of LMI, including the most recently filed Form 10-Q of LMI; economic and business conditions and industry trends in the countries in which we operate; currency exchange risks; consumer disposable income and spending levels, including the availability and amount of individual consumer debt; changes in television viewing preferences and habits by our subscribers and potential subscribers; consumer acceptance of existing service offerings, including our newer digital video, telephone and Internet access services; consumer acceptance of new technology, programming alternatives and broadband services that we may offer: our ability to manage rapid technological changes, and grow our digital video, telephone and Internet access services: spending on domestic and foreign television advertising; the regulatory and competitive environment in the broadband communications and programming industries in the countries in which we operate; continued consolidation of the foreign broadband distribution industry; uncertainties inherent in the development and integration of new business lines and business strategies; the expanded deployment of personal video recorders and the impact on television advertising revenue; rapid technological changes; capital spending for the acquisition and/or development of telecommunications networks and services; uncertainties associated with product and service development and market acceptance, including the development and provision of programming for new television and telecommunications technologies; future financial performance, including availability, terms and deployment of capital; the ability of suppliers and vendors to timely deliver products, equipment, software and services; the outcome of any pending or threatened litigation; availability of qualified personnel; changes in, or failure or inability to comply with, government regulations in the countries in which we operate and adverse outcomes from regulatory proceedings; government intervention which opens our broadband distribution networks to competitors; our ability to successfully negotiate rate increases with local authorities; changes in the nature of key strategic relationships with partners and joint venturers; conditions imposed by the Tribunal on the potential merger of VTR and Metropolis; uncertainties associated with our ability and UGC’s ability to comply with the internal control requirements of the Sarbanes Oxley Act of 2002; competitor responses to our products and services, and the products and services of the entities in which we have interests; and threatened terrorist attacks and ongoing military action in the Middle East and other parts of the world. These forward-looking statements speak only as of the date of this Release. LMI expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in LMI’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Contact: Mike Erickson (877) 772-1518

SUPPLEMENTAL OPERATING INFORMATION

As a supplement to LMI’s consolidated statements of operations, the following is a presentation of quarterly operating metrics on a stand-alone basis for LMI’s two largest broadband distribution businesses (UGC and J-COM).

	3Q04	2Q04	1Q04	4Q03	3Q03
UGC (53% / 90%)		(amounts in thousands, except per unit information)
Homes Passed	15,510	12,324	12,289	12,260	12,167
Basic Cable Subscribers	8,177	7,132	7,136	7,143	7,103
Digital Cable Subscribers	685	201	168	145	139
DTH Subscribers	214	214	204	197	166

Total Video Subscribers	9,076	7,547	7,508	7,485	7,408

Internet Homes Serviceable	10,032	7,327	7,127	7,045	6,789
Internet Subscribers	1,300	1,031	983	923	867
Telephone Homes Serviceable	4,507	4,489	4,468	4,468	4,438
Telephone Subscribers	761	757	742	733	718
Revenue Generating Units (RGUs) (1)	11,137	9,335	9,233	9,141	8,993
Homes Receiving Service (2)	8,739	7,633	7,625	7,624	N/A
Average Monthly Revenue Per Household (3)	$23.30	22.51	22.52	N/A	N/A
J-COM Managed (45.45%) (4)
Homes Passed	6,829	6,704	5,974	5,959	5,935
Basic Cable Subscribers	1,406	1,464	1,505	1,501	1,458
Digital Cable Subscribers	163	87	25	26	25

Total Video Subscribers	1,569	1,551	1,530	1,527	1,483

Internet Homes Serviceable	6,798	6,673	5,960	5,947	5,918
Internet Subscribers	721	692	659	633	591
Telephone Homes Serviceable	6,293	5,965	4,830	4,216	3,963
Telephone Subscribers	719	659	610	555	496
Revenue Generating Units (RGUs) (1)	3,009	2,902	2,799	2,715	2,570
Homes Receiving Service (2)	1,839	1,808	1,771	1,755	1,698
Services Per Household	1.64	1.60	1.58	1.55	1.51
Avg. Monthly Revenue Per Managed Household (in US$) (5)	$65	65	65	58	58
Avg. Monthly Revenue Per Managed Household (in Yen) (5)	¥7,025	6,974	6,908	6,779	6,745

(1)	Revenue Generating Units represent separately a basic cable subscriber, digital cable subscriber, DTH subscriber, Internet subscriber, and telephone subscriber. A home may contain more than one RGU.

(2)	Homes Receiving Service represent households subscribing to at least one service.

(3)	Excludes Noos since it was acquired in July 2004.

(4)	Includes managed systems owned by entities that are not consolidated with J-COM for financial reporting purposes. Excludes operating information from Chofu Cable, Inc. J-COM manages Chofu’s systems, but has no ownership interest in Chofu.

(5)	Average monthly revenue per managed household is determined on a year-to-date basis by taking the total revenue of managed franchises, excluding revenue attributable to installation charges for new customers and fees paid to J-COM by building owners related to terrestrial blockage, divided by the weighted-average number of connected households during the period.

NON-GAAP FINANCIAL MEASURES

This press release includes a presentation of operating cash flow, which is a non-GAAP financial measure, for UGC, J-COM and JPC. Set forth in the table below is a reconciliation of that non-GAAP measure to each of the business’ operating income, determined under GAAP. LMI defines operating cash flow as revenue less operating and SG&A expenses (excluding stock-based compensation, depreciation and amortization, impairment of long-lived assets, and restructuring charges). LMI believes this is an important indicator of the operational strength and performance of its businesses, including the ability to service debt and fund capital expenditures. In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance. In this regard, LMI believes that operating cash flow is meaningful because it provides investors a means to evaluate the operating performance of the Company and its reportable segments on an ongoing basis using criteria that is used by LMI’s internal decision makers. This measure of performance excludes depreciation and amortization, stock-based compensation and restructuring and impairment charges that are included in the measurement of operating income pursuant to GAAP. Accordingly, operating cash flow should be considered in addition to, but not as a substitute for, operating income, net income, cash flow provided by operating activities and other measures of financial performance prepared in accordance with GAAP. LMI generally accounts for intersegment sales and transfers as if the sales or transfers were to third parties, that is, at current prices.

Please see the schedule below for a reconciliation of operating cash flow to operating income calculated in accordance with GAAP for the quarters ended September 30, 2004 and 2003 for UGC, J-COM and JPC.

	UGC	J-COM	JPC
Three months ended September 30, 2004	(amounts in millions)
Operating Cash Flow	$242	146	15
Depreciation and Amortization	(235)	(91)	(2)
Stock Compensation Expense	(12)	—	—
Other Non Cash Charges	(2)	—	—

Operating (Loss) Income	$(7)	55	13

Three months ended September 30, 2003
Operating Cash Flow	$171	110	13
Depreciation and Amortization	(192)	(80)	(2)
Stock Compensation Expense	(14)	—	—
Other Non Cash Charges	1	—	—

Operating (Loss) Income	$(34)	30	11